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                   IMPORTANT NOTICE REGARDING YOUR INVESTMENT


                   ALLIANCE WORLD DOLLAR GOVERNMENT FUND, INC.

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                           1345 Avenue of the Americas
                               New York, NY 10105
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                                                                 January 4, 2007

Dear Stockholder:

As you may know, a Special Meeting of Stockholders of Alliance World Dollar Government Fund, Inc. (the "Fund") scheduled for December 12, 2006 to consider the proposed acquisition of the assets and the assumption of the liabilities of the Fund by Alliance World Dollar Government Fund II, Inc. ("AWDGF II") (the "Proposal") was convened as scheduled on December 12, 2006, but was adjourned until Friday, January 19, 2007, to allow additional time for the solicitation of proxies with respect to the Proposal. The Special Meeting will be reconvened at 1345 Avenue of the Americas, New York, New York at 11:30 a.m. Eastern Time. Only stockholders of record on October 13, 2006 will be entitled to vote at the reconvened Special Meeting on January 19, 2007.

AWDGF II is much larger than the Fund, with a similar investment objective and slightly broader investment policies. We anticipate that the proposed acquisition will result in benefits to the stockholders of the Fund as more fully described in the Prospectus/Proxy Statement previously mailed to you.

OUR RECORDS INDICATE THAT YOU HAVE NOT YET VOTED ON THIS PROPOSAL. IF YOU ARE NOT PLANNING TO ATTEND THE SPECIAL MEETING, PLEASE TAKE A MOMENT NOW TO CAST YOUR VOTE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE SPECIAL MEETING.

Another copy of your proxy ballot is enclosed for your convenience. Should you have any questions regarding the Proposal or to vote your shares, please call 1-800-331-5817.

To vote your shares, the following voting options have been set up for your convenience.

     1. [GRAPHIC OMITTED] Vote by Phone. Cast your vote by telephone by calling 1-800-331-5817. Representatives are available from 9:00 a.m. to 10:00 p.m. Monday to Friday and Saturday from 12:00 p.m. to 6:00 p.m., Eastern Time.

     2. [GRAPHIC OMITTED] Vote Through the Internet. You may cast your vote using the internet by logging on to the internet address located on the enclosed proxy ballot and following the instructions on the website.

     3. [GRAPHIC OMITTED] Vote by Mail. You may cast your vote by signing, dating and mailing the enclosed proxy ballot in the postage paid return envelope provided.

Again, please do not hesitate to call toll-free 1-800-331-5817 if you have any questions regarding this Special Meeting.

No matter how many shares you own, your vote is important. Thank you for your assistance with this important matter.

Sincerely,

Marc. O. Mayer
President



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